Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “INTEGRAL ACQUISITION CORPORATION 1”, FILED IN THIS OFFICE ON THE THIRD DAY OF MAY, A.D. 2023, AT 10:56 O’CLOCK A. M.

5142633 8100	Authentication: 203266292
SR# 20231777962	Date: 05-03-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:56 AM 05/03/2023 FILED 10:56 AM 05/03/2023 SR 20231777962 - File Number 5142633

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTEGRAL ACQUISITION CORPORATION 1

Pursuant to Section 242 of the

Delaware General Corporation Law

Integral Acquisition Corporation 1 (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1)

The name of the Corporation is Integral Acquisition Corporation 1. The Corporation’s original Certificate of lncorporation was filed in the office of the Secretary of State of the State of Delaware on February 16, 2021 (the “Original Certificate’’). An Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on November 3, 2021 (the “Amended and Restated Certificate of lncorporation”).

2)	This Amendment to the Amended and Restated Certificate of lncorporation amends the Amended and Restated Certificate of Incorporation.

3)

This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of more than 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4)	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over- allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC’) on June 14, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account’’), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by November 3, 2023 and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, Integral Acquisition Corporation 1 has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 3rd day of May, 2023.

INTEGRAL ACQUISITION
CORPORATION 1

By:	/s/ Enrique Klix
Name:	Enrique Klix
Title:	Chief Executive Officer